Royal Bank of Canada Market Linked Securities Filed Pursuant to Rule 433 Registration No. 333-227001

Market Linked Securities – Contingent Fixed Return and Contingent Downside Principal at Risk
Securities Linked to the Technology Select Sector SPDR® Fund
Term Sheet to Preliminary Pricing Supplement No. WFC155 dated November 4, 2020

Summary of terms
Issuer	Royal Bank of Canada
Term	Approximately 2 years
Fund	Technology Select Sector SPDR® Fund
Pricing Date	November 24, 2020*
Original Issue Date	November 30, 2020*
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	November 30, 2022*
Initial Fund Price	The fund closing price of the Fund on the pricing date
Final Fund Price	The fund closing price of the Fund on the valuation date
Contingent Fixed Return:	14% to 18% of the initial public offering price per security ($140 to $180 per security), to be determined on the pricing date
Threshold Price	85% of the Initial Fund Price
Valuation Date	November 22, 2022*
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission
Up to 3.15%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%.
In respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC, may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	78016EJF5
*To the extent that the issuer makes any change to the expected pricing date or expected original issue date, the valuation date and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.
Investment description
•	Linked to the Technology Select Sector SPDR® Fund

•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than to or less than the initial public offering price of the securities, depending on the performance of the Fund from its initial fund price to its final fund price.

The payment at maturity will reflect the following terms:
o If the price of the Fund increases (regardless of the extent of that increase), remains the same, or does not decrease by more than 15%:
You will receive the initial public offering price plus a contingent fixed return of 14% to 18% (to be determined on the pricing date) of the initial public offering price
o If the price of the Fund decreases by more than 15%:
You will have full downside exposure to the decrease in the price the Fund from the initial fund price, and you will lose more than 15%, and possibly all, of the principal amount of your securities
•	Investors may lose some or all of the initial public offering price
•
Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the final fund price significantly exceeds the initial fund price; you will not participate in any appreciation of the Fund beyond the contingent fixed return

•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $900.00 and $940.03 per $1,000 in principal amount, which is less than the public offering price.  The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying preliminary pricing supplement for further information.
The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and prospectus supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a hypothetical contingent fixed return of 16.00% or $160.00 per $1,000 security (the midpoint of the specified range for the contingent fixed return) and a threshold price equal to 85% of the initial fund price.
this graph has been prepared for purposes of illustration only. Your actual return will depend on the actual final fund price and the actual contingent fixed return, and whether you hold your securities to maturity.

Hypothetical returns
Hypothetical Final Fund Price		Hypothetical Percentage Change from the Initial Fund Price to the Hypothetical Final Fund Price	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre-Tax Total Rate of Return on the Securities
$0.00		-100.00%	$00.00	-100.00%
$10.00		-90.00%	$100.00	-90.00%
$30.00		-70.00%	$300.00	-70.00%
$40.00		-60.00%	$400.00	-60.00%
$50.00		-50.00%	$500.00	-50.00%
$60.00		-40.00%	$600.00	-40.00%
$70.00		-30.00%	$700.00	-30.00%
$80.00		-20.00%	$800.00	-20.00%
$84.00		-16.00%	$840.00	-16.00%
$85.00	(2)	-15.00%	$1,160.00	16.00%
$90.00		-10.00%	$1,160.00	16.00%
$95.00		-5.00%	$1,160.00	16.00%
$100.00	(3)	0.00%	$1,160.00	16.00%
$105.00		5.00%	$1,160.00	16.00%
$110.00		10.00%	$1,160.00	16.00%
$115.00		15.00%	$1,160.00	16.00%
$116.00		16.00%	$1,160.00	16.00%
$120.00		20.00%	$1,160.00	16.00%
$130.00		30.00%	$1,160.00	16.00%
$140.00		40.00%	$1,160.00	16.00%
$150.00		50.00%	$1,160.00	16.00%

(1)	Assumes a hypothetical contingent fixed return of 16.00%, or $160.00 per security (the midpoint of the specified range of the contingent fixed return).
(2)	This is the Threshold Price.
(3)	This is the Initial Fund Price.

How the maturity payment amount is calculated
The maturity payment amount will be determined as follows:

•	If the Final Fund Price is greater than or equal to the Threshold Price, the maturity payment amount per security will equal:
$1,000 + the contingent fixed return
•	If the Final Fund Price is less than the Threshold Price, the maturity payment amount per security will equal:

$1,000 -

If the Final Fund Price is less than the Threshold Price, you will lose more than 15%, and up to 100%, of the initial public offering price of your securities at maturity.
Historical Fund Prices*
*The graph above sets forth the historical daily closing prices of the Fund for the period from January 1, 2015 to October 28, 2020. The closing price on October 28, 2020 was $111.51. The historical performance of the Fund is not an indication of its future performance during the term of the securities.
Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

•	Your investment may result in a loss of up to 100% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your return is limited to the contingent fixed return, and will not reflect the return of owning the shares of the Fund or the common stocks held by the Fund
•	Owning the securities is not the same as owning the Fund or the common stocks held by the Fund
•	There may not be an active trading market for the securities
•	The amount to be paid at maturity is not linked to the price of the Fund at any time other than the valuation date

•	Many factors affect the market value of the securities
•	An investment in the securities is subject to risks associated with the technology sector
•
The Underlying Index tracked by the Fund has recently undergone a significant change and, as a result, the Underlying Index tracked by the Fund will differ in important ways from the Underlying Index tracked by the Fund in the past

•	The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	The policies of the Fund investment adviser and changes that affect the Underlying Index could affect the amount payable on the securities and their market value
•	We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor
•	Historical prices of the Fund should not be taken as an indication of its future prices during the term of the securities
•	Hedging transactions may affect the return on the securities
•	Our initial estimated value of the securities will be less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities will be an estimate only, calculated as of the time the terms of the securities are set
•	Potential conflicts of interest could arise
•	Anti-dilution adjustments relating to the shares of the Fund do not address every event that could affect such shares
•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Fund Price and the maturity date if a market disruption event occurs on the valuation date
•	There are potential conflicts of interest between you and the calculation agent
•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada at 1-877-688-2301.
S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P). The securities are not sponsored, endorsed, sold or promoted by S&P or the SPDR® S&P® Biotech ETF (the “Fund”). Neither the Fund nor S&P makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the XBI Fund nor S&P will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with our use of information about the Fund.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Consult your tax advisor
Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.